                                                                     EXHIBIT 2.2
                                                                     -----------

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 16th day of March, 2000, by and among The BigHub.com, Inc., a Florida corporation ("BigHub"), Gerard R. Bernier and Joel Sens (the "Shareholders"), and Next Generation Media Corporation, a Nevada corporation (the "Company").


                                    Recitals
                                    --------

     BigHub, the Shareholders and Company are, among others, parties to that certain Stock Purchase Agreement dated on or about March ___, 2000 (the "Primary Stock Purchase Agreement"), whereby BigHub is purchasing from Shareholders, and other shareholders of Company, shares of the Company's common stock, par value $.01 per share ("Company Common Stock"), shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share ("Company Preferred Stock"), warrants to purchase Company Common Stock with an exercise price of $0.16, held by the holders of the Company Preferred Stock which were issued in connection with the issuance of the Company Preferred Stock (the "Warrants"), and Company Common Stock purchase options (the "Company Options").

     The Shareholders desire to sell to BigHub and BigHub desires to purchase from the Shareholders the number of shares of the Company Common Stock, equal to that number of shares of Company Common Stock that would otherwise have been acquired, directly or indirectly, from the holders of the Company Preferred Stock pursuant to the terms of the Primary Stock Purchase Agreement had such holders been party to the Primary Stock Purchase Agreement (the "Non-Signing Holders") computed as follows: the lesser of (a) 168,436 shares of Company Common Stock, or (b) the sum of the number of shares of Company Common Stock (i) issuable upon conversion of the shares of the Company Preferred Stock held by the Non-Signing Holders in accordance with Section 7(a) of the Primary Stock Purchase Agreement, (ii) issuable upon exercise of Warrants held by the Non-Signing Holders, and (iii) issued as a dividend on the Company Preferred Stock held by the Non-Signing Holders as contemplated in the Primary Stock Purchase Agreement (the "Make-Whole Shares").


     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                             Statement of Agreement
                             ----------------------

     3.   Sale and Purchase.
          -----------------

          a.   Securities to be Transferred. On the Closing Date, as defined in
               ----------------------------
     Section 9, Shareholders shall sell and transfer the Make-Whole Shares to
     ---------
     BigHub and BigHub shall purchase the Make-Whole Shares from Shareholders.

          b.   Purchase Price for Company Common Stock. At the Closing, as
               ---------------------------------------
     defined in Section 9, BigHub shall deliver to the Shareholders, as the
                ---------
     purchase price for each share of Company Common Stock purchased hereunder, consideration of 0.34 shares of BigHub common stock, par value $0.001 per share ("BigHub Common Stock").

          c.   Instruments of Conveyance and Transfer. At the Closing,
               --------------------------------------
     Shareholders shall deliver to BigHub a certificate or certificates representing the Make-Whole Shares (which may be included as part of, or in addition to, the Escrow Shares delivered to BigHub on the date hereof pursuant to Section 6 hereof) registered in either Shareholder's name,
                 ---------
     together with duly executed stock powers endorsed to BigHub with signatures guaranteed by a national bank or trust company or such other assignments or instruments of conveyance and transfer, in form and substance satisfactory to BigHub and its counsel, as shall be effective to vest in BigHub all of Shareholder's right, title and interest in and to all of the Make-Whole Shares, free and clear of any agreements, restrictions, liens, adverse claims or encumbrances whatsoever.

          d.   Allocation of Make-Whole Shares to be Delivered at Closing. The
               ----------------------------------------------------------
     number of Make-Whole Shares delivered by each Shareholder for sale to BigHub at Closing shall be allocated pro rata between the Shareholders based on the number of shares of Company Common Stock delivered by each Shareholder as Escrow Shares pursuant to Section 6 hereof, or by such other method as agreed to between the Shareholders as circumstances permit.

     4.   Representations and Warranties by Shareholder. Each Shareholder, on
          ---------------------------------------------
his own behalf and as pertains only to such Shareholder and such Shareholder's respective interests being transferred hereunder, represents and warrants to BigHub that:

          a. Shareholder is, and at the Closing will be, the sole record and beneficial owner of the Make-Whole Shares; at the Closing, other than BigHub, no person will have a right to acquire or direct the disposition, or hold a proxy or other right to vote or direct the vote, of such Make-Whole Shares; and Shareholder has, and at the Closing will have, good title to such Make-Whole Shares free and clear of any agreements, restrictions, liens, adverse claims or encumbrances whatsoever. Other than this Agreement there are, and at the Closing there will be, no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of such Make-Whole Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of such Make-Whole Shares, or (ii) obligates Shareholder to grant, offer or enter into any of the foregoing.

          b. The sale by Shareholder of such Make-Whole Shares and the delivery of the certificates representing such Make-Whole Shares to BigHub against receipt of payment therefor pursuant hereto will transfer to BigHub indefeasible title to such Make-Whole Shares, free and clear of all agreements, trusts, liens, adverse claims and encumbrances whatsoever.

          c. Shareholder has the full right, power, authority and legal capacity to enter into this Agreement.

          k. Shareholder does not require any consent, approval, authorization or order of any court or governmental agency or body in order to consummate the transaction contemplated herein

          l. Neither the sale of the Make-Whole Shares being sold by the Shareholder nor the fulfillment of the terms hereof by Shareholder will conflict with, result in a breach or violation of, or constitute a default under any law or agreement or instrument to which Shareholder is a party or bound, or any judgment, order or decree applicable to Shareholder of any court, regulatory body, administrative agency, governmental body or arbitrator having the jurisdiction over the Shareholder.

          m. No rights of first refusal exist with respect to any of the Make-Whole Shares or the issue and sale thereof, other than those which have been waived or satisfied.

          n. This Agreement is a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms

          o. The Shareholder is familiar with the business and financial condition, properties, operations and prospects of the Company, and, at a reasonable time prior to the Closing, has been afforded the opportunity to ask questions of and receive satisfactory answers from the Company's officers and directors, or other persons acting on the Company's behalf, concerning the business and financial condition, properties, operations and prospects of the Company and has asked such questions as he desires to ask and all such questions have been answered to the full satisfaction of the Shareholder.

          p. All documents, records and books pertaining to the business and financial condition, properties, operations and prospects of the Company which the Shareholder has requested have been made available to the Shareholder.

          q. The Shareholder understands that, unless the Shareholder notifies BigHub in writing to the contrary before the Closing, all the representations and warranties of the Shareholder contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Shareholder.

     3.   Representations and Warranties by Company. Company represents and
          -----------------------------------------
warrants to BigHub that:

          q.   Organization, Qualification, Etc. The Company is a corporation
               --------------------------------
     duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification except that, only as of the date hereof and not as of the Closing, the Company is not presently qualified to do business in Virginia. The copies of the Company's charter and by-laws which have been made available to BigHub are complete and correct and in full force and effect on the date hereof. Each of the Company's subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, limited partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. All the outstanding shares of capital stock of, or other ownership interests in, the Company's subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all mortgages, liens, loans and encumbrances other than the security interest of Banc First, an Oklahoma banking corporation. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any subsidiary of the Company other than the right of first refusal with respect to the capital stock of the Company's subsidiary, Independent News, Inc., a Delaware corporation ("INI"), granted to Unico, Inc., a Delaware corporation.

          r.   Capital Stock. The authorized capital stock of the Company
               -------------
     consists of 50,000,000 shares of the Company Common Stock, par value $.01 per share; 1,000,000 shares of the Company's preferred stock, par value $.001 per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock and 500,000 shares have been designated Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock"). As of the date hereof, 4,516,818 shares of the Company Common Stock, 250,000 shares of the Series A Convertible Preferred Stock, and 65,000 shares of Series B Convertible Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have been validly issued and are fully paid and non-assessable. As of the date hereof, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options, warrants and other rights to receive or acquire an aggregate of 1,995,167 shares of the Company Common Stock pursuant to various option and warrant agreements.

          s.   Validity of Make-Whole Shares.  The Make-Whole Shares are duly
               -----------------------------
     authorized and validly issued and are fully paid and non-assessable; no preemptive rights or, to the Company's knowledge, rights of first refusal of stockholders exist with respect to any of the Make-Whole Shares or the issue and sale thereof, other than those which have been waived or satisfied.

          t.   Corporate Authority Relative to this Agreement; No Violation. The
               ------------------------------------------------------------
     Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. The Company is not subject to or obligated under any charter, bylaw or contract provision or any governmental license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement.

          u.   Reports and Financial Statements. The Company has delivered to
               --------------------------------
     BigHub its audited financial statements for the year ended December 31, 1998 and its unaudited financial statements for the year ended December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly the financial condition and position of the Company as of the dates and for the periods indicated, subject to normal recurring year-end audit adjustments (which are not expected to be material) and except that the unaudited financial statements do not contain all footnotes required under generally accepted accounting principles.

          v.   No Undisclosed Liabilities.  As of the date hereof, neither the
               --------------------------
     Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet, except liabilities or obligations reflected in any of the Financial Statements.

          w.   No Violation of Law. The businesses of the Company and its
               -------------------
     subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority, except where such conduct has no material adverse effect on the businesses of the Company and its subsidiaries. Except as otherwise disclosed herein, the Company and its subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses.

          x.   Environmental Laws and Regulations. The Company and each of its
               ----------------------------------
     subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law or that the Company or any subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims").

          y.   Change of Control Payments. The consummation of the transactions
               --------------------------
     contemplated by this Agreement will not, solely as a result of such consummation, (i) entitle any employees of the Company or any of the subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the benefit plans or (iii) result in any breach or violation of, or a default under, any of the benefit plans.

          z.   Absence of Certain Changes or Events. Other than as disclosed in
               ------------------------------------
     the Financial Statements or previously disclosed in writing to BigHub, since December 31, 1999 to the date hereof, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course. Since December 31, 1999 to the date hereof, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a wholly-owned subsidiary and the dividends paid to the holders of the Company Preferred Stock in the form of 95,588 shares of Company Common Stock.

          aa.  Litigation. There is no action, suit, proceeding or investigation
               ----------
     pending or currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse effect in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing.

          bb.  Tax Matters. Except for federal and Virginia tax returns for the
               -----------
     Company and federal and New Jersey tax returns for INI, each for the year 1998 and for each of which no tax liability exists and no penalty will be assessed, the Company has filed all requisite federal, state, local and foreign tax returns. All such returns are accurate in all material respects. The Company has paid all taxes pursuant to such returns, pursuant to any assessments received by it, or which it is obligated to withhold from amounts owing to any employee, creditor or third party. The income tax returns of the Company have never been audited by local, state or federal authorities. The Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, county or local taxes is pending or, to the Company's knowledge, threatened.
     There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company, except for taxes not yet due and payable.

          cc.  Insurance. The Company is insured by insurers of recognized
               ---------
     financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the business in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company.

          dd.  Title. Except as otherwise disclosed herein, the Company owns its
               -----
     property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases.

          ee.  Intellectual Property. The Company owns, is licensed or otherwise
               ---------------------
     possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company as currently conducted or planned to be conducted ("Intellectual Property"). The Company is not and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder in breach of any license, sublicense or other agreement relating to the Intellectual Property or any license, sublicense or other agreement pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights. All patents, registered trademarks, service marks and copyrights held by the Company are valid and enforceable. The Company
     (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

          ff.  Internal Accounting Controls. The Company maintains a system of
               ----------------------------
     internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     4.   Representations and Warranties by BigHub.  BigHub hereby represents
          ----------------------------------------
and warrants to Shareholder that:

          e.   Investment Representations.
               --------------------------

               v. BigHub is acquiring the Make-Whole Shares for investment purposes only and not with a view to distribution or resale.

               vi. BigHub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

               vii. BigHub has the ability to bear the economic risks of BigHub's prospective investment, and is able, without materially impairing its financial condition, to hold the Make-Whole Shares for an indefinite period of time and to suffer complete loss on its investment.

               viii. BigHub is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended.

          f.   Organization, Qualification, Etc. BigHub is a corporation duly
               --------------------------------
     organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a material adverse effect on BigHub. The copies of BigHub's Articles of Incorporation, as amended, and By-laws which have been made available to the Shareholder are complete and correct and in full force and effect on the date hereof.

          g.   Capital Stock. The authorized capital stock of BigHub consists of
               -------------
     50,000,000 shares of BigHub Common Stock, and 25,000,000 shares of preferred stock, par value $0.001 per share ("BigHub Preferred Stock"). The shares of BigHub Common Stock to be issued pursuant to this Agreement will, when issued, be validly issued fully paid and non-assessable. As of the date hereof, 18,605,976 shares of BigHub Common Stock and no shares of BigHub Preferred Stock were issued and outstanding. All the outstanding shares of BigHub Common Stock have been validly issued and are fully paid and non-assessable. As of the date hereof, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating BigHub to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 1,252,500 shares of BigHub Common Stock.

          h.   Corporate Authority Relative to this Agreement.  BigHub has the
               ----------------------------------------------
     corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of BigHub and no other corporate or stockholder proceedings on the part of BigHub are necessary to authorize this Agreement, the issuance of the BigHub Common Stock and the other transactions contemplated hereby. No authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by BigHub of the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding obligation of BigHub, enforceable against BigHub in accordance with its terms.

     20.  Covenants by Shareholders. Each Shareholder hereby covenants and
          -------------------------
agrees that he will not enter into any transaction, take any action or by inaction permit any event to occur that would result in any of his representations or warranties herein contained not being true and correct at and as of (i) the time immediately after the occurrence of such transaction, action or event and (ii) the date of the Closing.

     21.  Delivery of Shares upon Execution.  Mr. Bernier agrees to deliver
          ---------------------------------
certificates representing at least 93,478 shares of Company Common Stock and Mr. Sens agrees to deliver certificates representing at least 74,958 shares of Company Common Stock (together, the "Escrow Shares") to BigHub together with duly executed stock powers endorsed to BigHub with signatures guaranteed by a national bank or trust company or such other assignments or instruments of conveyance and transfer, in form and substance satisfactory to BigHub and its counsel, as shall be effective to vest in BigHub all of Shareholder's right, title and interest in and to all such Escrow Shares, free and clear of any agreements, restrictions, liens, adverse claims or encumbrances whatsoever. Shareholders agree that BigHub shall hold the Escrow Shares in escrow pending Closing or termination of this Agreement for any reason, including failure of Closing to occur on or before April 15, 2000. BigHub shall return to the Shareholders at Closing the excess of any Escrow Shares not purchased by BigHub as Make-Whole Shares pursuant to the allocation of such Make-Whole Shares between the Shareholders as specified in Section 1(d) hereof.

     22.  Indemnification of Buyer by Shareholder. Each Shareholder, on its own
          ---------------------------------------
behalf and as pertains only to such Shareholder's representations and warranties made hereunder and not jointly or severally with the other Shareholder, agrees to indemnify, defend and hold harmless BigHub and its respective officers, directors, employees, attorneys, stockholders, controlling persons and affiliates (collectively, the "BigHub Indemnitees"), from, and will pay to the BigHub Indemnitees the amount of any damages arising from the breach or inaccuracy of any representation or warranty made by Shareholder in this Agreement or any other certificate or document delivered by or on behalf of Shareholder pursuant to this Agreement as a condition to Closing.

     23.  Indemnification of Buyer by Company. Company agrees to indemnify,
          -----------------------------------
defend and hold harmless the BigHub Indemnitees from, and will pay to the BigHub Indemnitees the amount of damages arising from the breach or inaccuracy of any representation or warranty made by Company in this Agreement or any other certificate or document delivered by or on behalf of Company pursuant to this Agreement as a condition to Closing; provided, however, that Company shall not be responsible for damages indemnifiable under this Section 8 unless and until such damages in the
                         ---------
aggregate exceed an amount equal to $100,000 (the "Basket Amount"). In the event that the aggregate of such damages exceeds the Basket Amount, Company shall indemnify the BigHub Indemnitees for all such damages, including the Basket Amount.

     24.  Closing; Conditions to Closing. The closing of the sale to and
          ------------------------------
purchase by BigHub of the Make-Whole Shares (the "Closing") shall occur at the same place and time as the closing of the sale and purchase pursuant to the Primary Stock Purchase Agreement (the "Closing Date"); provided, however, if the Closing does not occur by April 15, 2000, this Agreement shall terminate without penalty to BigHub or Shareholders unless such failure to close results from a breach of this Agreement by BigHub or Shareholders. The obligation of BigHub to purchase the Make-Whole Shares shall be subject to the following conditions:

          h. Each of the representations and warranties made by Shareholders in this Agreement being true and correct in all material respects at and as of the time of Closing.

          i. Each Shareholder having performed in all material respects each and every covenant and agreement contained in this Agreement required to be performed by him by the time of Closing;

          j. Each Shareholder having furnished to BigHub an investment letter in a form which is acceptable to BigHub in its sole discretion;

     25.  Restrictive Legend.  Each certificate representing (i) the shares of
          ------------------
BigHub Common Stock to be issued hereunder, or (ii) any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

     Shareholders consent to BigHub making a notation on its records and giving instructions to any transfer agent of the BigHub Common Stock in order to implement the restrictions on transfer established in this Section 10.
                                                           ----------

     26.  Severability. Any term or provision of this Agreement that is invalid
          ------------
or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     27.  Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS,
          --------------
INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     28.  Expenses. Whether or not the transactions contemplated by this
          --------
Agreement are consummated, each of the parties hereto shall pay its respective fees and expenses incurred in connection herewith.

     29.  Entire Agreement. This Agreement constitutes the entire agreement and
          ----------------
supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     30.  Amendments. This Agreement may not be amended or modified except by a
          ----------
written instrument signed on behalf of each of the parties hereto.

     31.  Binding Effect. This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective successors and assigns.

     32.  Notices. Any notice or other communication required or permitted
          -------
hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or FACSIMILE transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

          b.   If to BigHub:    The BigHub.com, Inc.
                                Attn:  Frank Denny
                                2939 Mossrock, Suite 100
                                San Antonio, TX  78230

with a copy (which shall not constitute notice) to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1500 Bank of America Plaza, 300 Convent Street, San Antonio, TX 78205, Attention: Alan Schoenbaum (facsimile transmission number: 210-224-2035).

          b.   If to Mr. Bernier:    Mr. Gerard R. Bernier
                                     HC73 Box 831B
                                     Locust Grove, VA 22508

with a copy (which shall not constitute notice) to Sullivan & Worcester LLP, 1025 Connecticut Ave., N.W., Suite 1000, Washington, DC, Attention: David Mahaffey (facsimile transmission number: 202-293-2275).

          c.   If to Mr. Sens:        Mr. Joel Sens
                                      900 North Stafford, Suite 2003
                                      Arlington, VA 22203

with a copy (which shall not constitute notice) to Sullivan & Worcester LLP, 1025 Connecticut Ave., N.W., Suite 1000, Washington, DC, Attention: David Mahaffey (facsimile transmission number: 202-293-2275).


          d.   If to the Company:     Next Generation Media Corp.
                                      Attn: President
                                      8380 Alban Road
                                      Springfield, Virginia

with a copy (which shall not constitute notice) to Williams & Connolly LLP, 725 12th Street, N.W. Washington, D.C. 20005, Attention: Jonathan Graham (facsimile transmission number : 202-434-5094).

     33.  Counterparts. This Agreement may be executed in one or more and by the
          ------------
parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     34.  Termination. Upon the failure of Shareholders to obtain all releases
          -----------
of liens on the Make-Whole Shares prior to the Closing, this Agreement shall immediately become void and there shall be no further obligation hereunder on the part of any party hereto.



                           [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by themselves or their duly authorized representatives, on the date first written above.


                         THE BIGHUB.com, INC.


                         By:_______________________________________
                             Chet Howard, Chief Financial Officer



                         NEXT GENERATION MEDIA CORPORATION


                         By:_______________________________________
                             Gerard R. Bernier, President



                         SHAREHOLDERS:


                         __________________________________________
                         GERARD R. BERNIER


                         __________________________________________
                         JOEL SENS



                                    ______________________________
                                    By:
                                    Title: